CONTACT:	W. Gray Hudkins President and Chief Executive Officer (212) 687-3260, ext. 206

FOR IMMEDIATE RELEASE

LANGER REPORTS SECOND QUARTER 2008 OPERATING RESULTS

Deer Park, New York - August 12, 2008 - Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) reported a net loss from continuing operations for the three months ended June 30, 2008 of approximately $640,000 or $(.06) per share on a fully diluted basis, on revenues of approximately $14.8 million. For the comparable period in 2007, the Company experienced a net loss from continuing operations of approximately $780,000 or $(.07) per share on a fully diluted basis, on revenues of approximately $14.9 million. The principal reasons for the decrease in the net loss from continuing operations was a decrease of approximately $400,000 in operating expenses, offset by a decrease in gross profit of approximately $233,000.

The net loss including losses from discontinued operations was approximately $2.8 million for the second quarter of 2008, compared to a net loss of approximately $850,000 for the comparable period in 2007. Included in the loss from discontinued operations was a loss related to the sale of Regal Medical Supply, LLC (“Regal”) of approximately $1.7 million and an operating loss related to Regal of approximately $160,000 for the second quarter of 2008. The loss from discontinued operations also includes a loss before income tax benefit related to the sale of Bi-Op Laboratories, Inc. (“Bi-Op”) of approximately $440,000, which includes transaction costs of approximately $201,000. In connection with the sale of Bi-Op, the Company realized an income tax benefit of approximately $212,000, reducing the net loss related to the sale to approximately $228,000. The loss from discontinued operations also includes an operating loss for Bi-Op for the second quarter of 2008 of approximately $15,000.

Consolidated gross profit from continuing operations for the second quarter of 2008 was $4.6 million, or 30.8% of net sales, compared to $4.8 million, or 32.0% of net sales, in the comparable period in 2007. The primary reason for the decline in gross profit margins was an increase of raw material soap base costs in our Twincraft business, where revenues for the second quarter of 2008 grew approximately 8.9% compared to the second quarter of 2007, but material costs as a percentage of revenues grew from 41.7% in the second quarter of 2007 to 50.5% of revenues in the second quarter of 2008.

Operating expenses related to continuing operations for the second quarter ended June 30, 2008, were approximately $4.6 million, or 31.4% of net sales, compared to approximately $5.0 million, or 33.7% of net sales, in the second quarter ended June 30, 2007. Operating expenses for the second quarter ended June 30, 2008 included a gain resulting from the surrender of the lease of our former headquarters of approximately $218,000, and a bad debt charge of $232,000 related to a Twincraft customer that filed for bankruptcy. Operating expenses in the second quarter ended June 30, 2007, included approximately $201,000 related to the closing of our Anaheim, CA facility.

As of June 30, 2008, working capital was approximately $12.9 million, compared to approximately $15.2 million at December 31, 2007, a decrease of approximately $2.3 million. Approximately $1.7 million of this decrease is attributable to the reduction of working capital on our assets and liabilities held for sale related to our discontinued businesses.

Cash and cash equivalents declined by approximately $1.3 million since December 31, 2008, due to cash used in operating activities of continuing operations of approximately $555,000, cash used in the operating activities of discontinued operations of approximately $525,000, the use of approximately $1.2 million of cash to repurchase the Company’s common stock, and the purchase of approximately $566,000 of equipment, all of which were offset by the receipt of approximately $1.2 million in proceeds, net of expenses, from the sales of subsidiaries. Cash and cash equivalents as of June 30, 2008, does not include approximately $2.1 million of cash which was received upon closing of the Bi-Op sale on July 31, 2008.

Gray Hudkins, President and Chief Executive Officer, commented, “With respect to our continuing operations, we remain very pleased with the performance and prospects for our Silipos business. In addition, we are seeing the effect of expense reductions efforts in our corporate functions which began earlier this year and we continue to actively seek cost reduction opportunities at each of our subsidiaries consistent with our goal of simplifying the Company and reducing expenses. We believe our Langer business remains stable and we are we are working hard to align the business model at Twincraft in light of the raw material cost increases we have experienced.”

Mr. Hudkins continued: “We are pleased to have completed the dispositions of Langer UK, Regal and Bi-Op on a fairly expeditious basis and at prices which we believe were attractive relative to the performance of these businesses and their prospects. Our stated goal in undertaking our strategic review was the simplification of our business with an eye toward maximization of value for our shareholders. Consistent with this goal, since the beginning of this year, we used some of the proceeds from the dispositions to repurchase 852,639 shares of our outstanding common stock at an average price of $1.50 per share, which represents approximately 7.4 percent of our shares outstanding at December 31, 2007. In addition, in connection with the sale of Bi-Op, we have entered into an agreement to repurchase for $60,000 approximately 107,000 shares of Langer common stock from the general manager of Bi-Op.”

Mr. Hudkins concluded: “We are continuing to evaluate alternatives and opportunities related to our remaining businesses. We have been working with the Walden Group, a strategic health care investment banking firm, and are in discussions with a number of parties about the future of our legacy Langer custom orthotics business. In addition, we have retained Business Development Asia, LLC to advise us on potential strategic alternatives for our Silipos business. As we have noted, this may include a sale of one or more of these businesses, provided that such dispositions would meet our criteria. We remain committed to continuing our efforts with the goal of maximizing shareholder value and will comment further on these matters at the appropriate time.”

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc. provides quality medical products to the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft, Inc. and Silipos, Inc. the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its medical products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals and patients. The Company sells its personal care products to branded consumer products companies, direct marketers, distribution partners, and specialty retailers, among others. Langer is based in Deer Park, NY, and has additional manufacturing facilities in Niagara Falls, NY, Winooski, VT and sales and marketing offices in Toronto, Canada; and New York, NY. You can learn more about us by visiting our website at http://www.langerinc.com/

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at http://www.langerinc.com or the Securities and Exchange Commission’s web site at http://www.sec.gov.

LANGER, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Net sales	$14,792,095	$14,932,394	$28,951,544	$27,899,368
Cost of sales	10,241,378	10,148,574	20,429,955	18,649,522
Gross profit	4,550,717	4,783,820	8,521,589	9,249,846

General and administrative expenses	2,828,703	3,122,929	6,126,821	6,157,277
Selling expenses	1,565,795	1,704,042	3,154,344	3,310,150
Research and development expenses	247,160	210,423	516,955	407,134
Operating loss	(90,941)	(253,574)	(1,276,531)	(624,715)

Other (expense) income:
Interest income	13,941	68,772	35,033	196,990
Interest expense	(553,710)	(548,221)	(1,107,284)	(1,073,990)
Other	12,097	(2,852)	11,500	(4,961)
Other expense, net	(527,672)	(482,301)	(1,060,751)	(881,961)
Loss from continuing operations before income taxes	(618,613)	(735,875)	(2,337,282)	(1,506,676)
Provision for income taxes	(21,067)	(44,490)	(29,067)	(108,120)
Loss from continuing operations	(639,680)	(780,365)	(2,366,349)	(1,614,796)
Discontinued Operations:
Loss from operations of discontinued subsidiaries (including loss on sales of subsidiaries of $2,194,441 in the three and six months ended June 30, 2008)	(2,369,519)	(69,720)	(2,484,269)	(19,754)
Benefit from income taxes	212,037	--	201,855	--
Loss from discontinued operations	(2,157,482)	(69,720)	(2,282,414)	(19,754)
Net Loss	$(2,797,162)	$(850,085)	$(4,648,763)	$(1,634,550)

Net loss per common share:
Basic and diluted
Loss from continuing operations	$(0.06)	$(0.07)	$(0.22)	$(0.14)
Loss from discontinued operations	(0.20)	(0.01)	(0.21)	--
Basic and diluted loss per share	$(0.26)	$(0.08)	$(0.43)	$(0.14)
Weighted average number of common shares used in computation of net loss per share:
Basic and diluted	10,651,573	11,474,212	10,651,573	11,331,459